AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED DECEMBER 11, 2020

Future Labs VI, Inc.  dba “Piestro”

1134 11th Street, Suite 101

Santa Monica, CA 90403

up to

1,992,188 shares of Common Stock (1)

We are offering a minimum number of 9,961 shares of Common Stock and a maximum number of 1,992,188 shares of Common Stock, plus up to 585,938 “Bonus Shares” on a “best efforts” basis to investors in this offering.

Common Stock Shares	Price to the Public		Underwriting Discounts and Commissions, per share*	Proceeds to Company Before Expenses **
Per share/unit	$2.56		$0.09	$2.47
StartEngine Investor Fee per share	$0.09		--	--
Price per share plus fee	$2.65		$0.09	$2.47
Total Minimum to Investors	$33,376	(2)	$875	$32,501	(2)
Total Maximum to Investors	$6,675,000	(3)	$175,000	$6,500,000	(3)

(1) The Company is offering up to 1,992,188 shares of Common Stock to investors in this offering, plus up to 585,938 (30%) additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level, see "Plan of Distribution." In addition, the Company is qualifying up to 39,063 shares of Common Stock to be issued as compensation to StartEngine Primary, LLC. See note below and "Plan of Distribution and Selling Security Holders" for more information.

(2) Total Minimum Price to Public and Proceeds to Issuer Before Expenses includes $7,500, the value of the Bonus Shares

(assuming the maximum number of Bonus Shares are issued in this Offering); provided, however, we shall not receive such amounts because Investors are not paying the purchase price for such Bonus Shares.

(3) Total Maximum Price to Public and Proceeds to Issuer Before Expenses includes $1,500,000, the value of the Bonus Shares

(assuming the maximum number of Bonus Shares are issued in this Offering); provided, however, we shall not receive such amounts because Investors are not paying the purchase price for such Bonus Shares.

* The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as its placement agent to assist in the placement of its securities. The Company will pay a cash commission of 3.5 % to StartEngine Primary on sales of the Common Stock as well as issue shares equal to 2.0% of the Common Stock sold though StartEngine Primary in this Offering. As such, if the Company sells the minimum number of shares in this offering, it will issue 195 shares to StartEngine Primary. If it sells the maximum number of shares, it will issue 39,063 to StartEngine Primary. Bonus Shares are not included in the calculation of shares to be issued to StartEngine Primary as commission. The Company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine. Any unused portion of this fee not actually incurred by StartEngine will be returned to the Company. FINRA fees will be paid by the Company. See “Plan of Distribution and Selling Security Holders” for details regarding the compensation payable to third-parties in connection with this offering.

In each case StartEngine Primary will charge investors a fee of 3.5%, in which case the commission set forth above shall be reduced commensurately. In the event an investor invests in excess of $20,000, such investor fee shall be limited to $700 and Company shall pay the 3.5% additional commission with respect to any amount in excess of $20,000.

Per Section 1(b) of the subscription agreement, investors acknowledge that the processing fee paid to StartEngine is included in the investor’s individual investment limits in an offering under Tier 2 of Regulation A.

The fee shall be paid in cash upon disbursement of funds from escrow at the time of each closing. Payment will be made to StartEngine directly from the escrow account maintained for the Offering. The Company acknowledges that StartEngine is responsible for providing instructions to the escrow agent for distribution of funds held pending completion or termination of the Offering.

** Future Labs VI, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $175,000, not including commissions or state filing fees.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

The Company has engaged Prime Trust, LLC (the "Escrow Agent") to hold funds tendered by investors, and assuming we sell a minimum of 9,766 shares to investors, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) 1,953,125 shares have been sold to investors in this offering or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. In the event we have not sold the minimum amount of shares by [___] or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The Company may undertake one or more closings on a rolling basis once the minimum offering amount of 9,766 shares is sold. This excludes any shares issued as Bonus Shares. After each closing, the Escrow Agent will be directed to transfer funds tendered by investors whose subscriptions were accepted in that closing will be available to the Company. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately January [_], 2021.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company” “Piestro,”, “we” “our” and “us” refer to Future Labs VI, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Piestro Company Overview

Future Labs VI, lnc., doing business as Piestro, is building an automated vending machine that will assemble and cook artisanal pizza with the press of a button. Our team has a wealth of experience in automation and kitchen technology and we are bringing this experience to build one of the world's first pizza vending machines. We are backed by Wavemaker Partners, a global venture capital firm, and by Wavemaker Labs (Future Labs VII, Inc.), its in-house robotics and automation corporate innovation studio. Piestro (Future Labs VI, Inc.) has common ownership with Wavermaker Labs. Both entities are majority owned by Future VC, LLC, which controls the majority (79%) of voting stock of both entities. We are based in Santa Monica, California and are currently working on version two of our prototype.

Future VC LLC controls 79% of the voting shares of Future Labs VI (dba Piestro). Future VC, LLC also controls 79% of Future Labs VII (dba Wavemaker Labs). Future Labs VII provides consulting work for Future Labs VI, in the form of R&D, business development, sales, administration, and fundraising.

Industry Overview

The worldwide pizza market is currently $154bn and is expected to grow to over $230bn by 2023. Despite there being some large industry incumbents, the pizza industry is highly fragmented with hundreds, if not thousands, of regional players. Additionally, the pizza delivery space is extremely large and growing, especially due to recent concerns around public health and safety. We believe Piestro is well positioned to ride the wave of these trends, and help bring healthy, fresh, and quality pizza to the public using innovative technology.

There are some direct competitors in the pizza automation space, including Picnic, Zume, Basil Street, and Let's Pizza, among others. We believe ours is the only business that combines an experienced team of engineers with a management and advisory board that has deep experience in the restaurant industry and in food automation, including at Kitchen United and Miso Robotics. We believe our team and its background, coupled by our dual go-to-market business model (detailed below) is what sets us apart from the other players in the market.

Our Product

We have completed our first working prototype, which shows the concept of an automated pizza vending machine and allows us to test hardware and software features as we iterate towards the production ready model. The product takes flattened, unbaked pizza dough and dispenses toppings onto it. We are currently in design stages to integrate a conveyor oven, which can cook the pizza in less than 3 minutes. We currently have a team of consultants at Wavemaker Labs that manage all our product development efforts. We have already started business development efforts and have started to source partners and potential customers for our business. To date, we have not registered any IP, but we do plan to make IP generation a part of this business.

We are currently developing version two of our prototype, which will harness true cold to cook technology that we plan to deploy in a live location for beta testing and actual customer ordering. Capital raised in this round will help us finance this next step in our product development roadmap. We also plan to speed up business development efforts and hope to deploy our next prototype in a -Beta- rollout. By the end of this year, we hope to have made significant progress on our second prototype, with the hope of having it finished in 2021.

Selected Risks Associated with the Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

●	Our auditor has issued a “going concern” opinion.

●	Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.

●	We will be required to raise additional capital in order to develop our technology and prototype.

●	Our company does not yet hold any patents on any products or technology.

●	We rely on a small management team to execute our business plan.

●	We could be adversely affected by product liability, personal injury or other health and safety issues.

●	Competitive technologies could limit our ability to successfully deploy our technologies.

●	We plan to initially rely on third-party manufacturers.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	There is no current market for any shares of the Company's stock.

Offering Terms

Securities Offered To Investors	Minimum of 9,766 shares of Common Stock. Maximum of 1,953,125 shares of Common Stock.
Securities Issued to StartEngine Primary	Minimum of 199 shares of Common Stock Maximum of 39,072 shares of Common Stock
Minimum Investment	$1,035.99 (includes 3.5% StartEngine processing fee)
Securities outstanding before the Offering:
Common Stock	985 ,798 shares
Class F Stock	3,000,000 shares
Preferred Stock	0 shares
Securities outstanding after the Offering:
Common Stock (assuming a fully subscribed offering)	3,563,923
Class F Stock	3,000,000
Preferred Stock	0 shares
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any revenue

Future Labs VI, Inc. ("Piestro") was formed on December 4, 2017. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Piestro has incurred a net loss and has had no revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come market.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. As of December 31, 2019, date of our last audited financial statements, we had not yet commenced any revenue generating activity. As of June 30, 2020, we have sustained a net loss of $252,601 for the six-month period ended June 30, 2020, and have an accumulated deficit of $296,841. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. While we were successful in raising $1,070,000 in a recent offering under Regulation Crowdfunding, and have undertaken other fundraising activities, our ongoing operational expenses are now approximately $150,000 per month without yet generating any corresponding revenue. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.

We are still developing our Piestro prototype that will go into mass production. We still have significant engineering and development work to do before we are ready to deliver a working version of our product and attain revenue. We may be unable to convert our prototype to a prototype that can easily be replicated and put into mass production. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

We will be required to raise additional capital in order to develop our technology and prototype.

We will not be able to sell or distribute a working version of our product if we cannot raise debt or equity financing.

Our company does not yet hold any patents on any products or technology.

We do not yet hold any patents on our product, and so cannot guarantee that our product or technology is proprietary nor that it may be copied by another competitor. Because of this, our technology is not currently proprietary and could be easily copied by other companies.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of only two part-time individuals, Massimo Noja de Marco and Kevin Morris, whom we rely on to help us raise funds and help grow our business. Our partnership and relationship with Wavemaker Labs is crucial for us to achieve our growth plan.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

Our future revenue plans rely on white-labeling our product to existing pizza chains.

Our largest stream of projected revenue comes from selling our pods as “white-labeled” products to existing pizza chains. If we are unable to create partnerships and achieve these sales to existing pizza chains it will greatly affect our business model and jeopardize our go-to-market strategy.

We may not find suppliers to manufacture the machines.

Piestro does not manufacture the machines completely in house. We obtain components from third-party manufacturers and suppliers in order to build our current demonstration products. We expect to continue this arrangement when ready to produce machines for sale as well at first as we refine the manufacturing process. Producing at scale in the future will require a third-party manufacturer to be the principal party responsible for assembly. We do not yet have any manufactures engaged for that function, without the right suppliers, Piestro may not be able to build our machines at a price point acceptable to the market, which would harm our financial prospects.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with any company serving food, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Many of our competitors have more resources and greater market recognition than we do.

Because we are a new entrant to the pizza vending machine market, there are already a number of companies who have more resources and greater market recognition than we do. Because of this, we may face issues developing a product and technology that can compete with other players in the market. We will be at a disadvantage as we are a new entrant with significantly less resources and minimal market recognition and penetration.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We may never have an operational product or service.

It is possible that there may never be a fully operational Piestro vending machine or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Preferred stock or any of the Company’s Common Stock. Shares of Common Stock may be traded over-the-counter by individual holders to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. The Company has no plans to list any of its shares on any OTC or similar exchange.

The Company has converted all outstanding shares of Common Stock into Class F Stock as of April 2020

As of April 2020, all outstanding shares of Common Stock have been converted into Class F Stock. This includes all Common Stock held by our Founders. Upon each equity financing, 10% of the shares of Class F Stock held by each holder of Class F Stock will automatically convert into shares of the subsequent series of preferred stock of the Corporation that is issued in the equity financing round at the applicable Conversion Ratio.

Our Certificate of Incorporation include automatic conversion provisions covering the stock issued to our Founders.

Under the terms of our Certificate of Incorporation our Class F Stock will convert into a class of preferred stock subject to the availability of a securities law exemption for the conversion. See "Securities Being Offered" for more information on these conversion terms. These conversion terms may incentivize certain purchasers to purchase shares directly from our founders, or encourage our founders to provide advantageous terms to future investors, terms at which our founders will be able to participate in a limited capacity as well. As such, there may be instances where conflicts could arise between the interests of our holders of Class F Stock and the interests of investors in this offering.

We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment.

Certain investors in this offering who invest more than $2,000, $5,000, $10,000, or $20,000, are entitled to receive Bonus Shares as a specific percentage of the amount of their investment. Additionally, Bonus Shares are available to purchasers in this offering who previously invested in our previous offering under Regulation Crowdfunding. The Bonus Shares effectively gives such investors in this offering a discount on their investment. Therefore, the value of shares of investors who either (i) invest less than $2,000 or (ii) did not previously invest in our Regulation Crowdfunding offering, and pay the full price for the Common Stock in this offering, will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay a lower price per share.

Your rights as a holder of Common Stock may be limited by the number of shares held by Future VC, LLC.

The Company is currently controlled by one entity, Future VC, LLC, which owns, 2,373,327 shares of Class F Stock. If we raise $25,000 in this offering (which is the approximate value of the minimum we require to close on any investments), Future VC, LLC will control 53% of total outstanding stock (excluding any issued Bonus Shares), and if we raise the maximum amount, Future VC, LLC will control 44% of total outstanding stock (excluding any issued Bonus Shares). The Class F Stock is entitled to certain protective provisions, as described in herein under “Securities Being Offered” and the Company’s Amended and Restated Certificate of Incorporation. Any vote in regard to the approval or disapproval of those items listed under the protective provisions would be either controlled by or substantially influenced by Future VC, LLC, potentially against the interests of the rest of the Common Stock holders, which have ceded their voting rights to the Company’s CEO.

Investors in the company’s Common Stock have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Our Subscription Agreement for this Offering, as well as our Bylaws, as amended, include forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against the Company.

Our subscription agreement for this offering, as well as our Bylaws, as amended, include forum selection provisions that requires any claims against the Company by subscribers or stockholders not arising under the federal securities laws to be brought in a court of competent jurisdiction in California, or the Court of Chancery State in the state of Delaware, respectively. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Security Holders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our Common Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our Common Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the Common Stock.

8

Risks Related to COVID-19

The Impact of COVID-19 could slow development and distribution of our product.

Due to COVID-19, the Company may experience delays in regards to manufacturing, assembly and distribution of their products. The impact is evolving rapidly and its future effects are uncertain. During the initial stages of R&D at the Company over the next twelve month period, The Company will continue to manage most of the assembly of their products in house. Due to COVID-19, the Company is limited by the number of engineers that can work on the machine at any given time in order to maintain safe social distancing. Furthermore, as mentioned above, the company relies on third party manufacturers in some instances and those manufacturers may experience delays as well.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Specifically, COVID -19 may impact the production and distribution of Future Labs VI (Piestro). If we are unable to produce our products due to manufacturing strains, we may not be able to distribute our product quickly and scale our business. This impact would mean we’d need to raise additional capital in order to meet our revenue targets.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $2.56 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

							Effective Cash Price
					Total Issued		per Share at Issuance
				Potential	and Potential		or Potential
	Date Issued	Issued Shares		Shares	Shares		Conversion
Class F Shares	2017 - 2018	3,000,000	(2)		3,000,000		$0.10
Common Stock:
Securities Issued Under Rule 506(b)	2020	223,740			223,740		$1.63
Securities Issued Under Rule 506(c)	2020	61,350			61,350		$1.63
Regulation CF Offering	2020	700,708	(3)		700,708		$1.53
Warrants (Advisory Agreements):
Common	2019			32,967	32,967	(1)	$0.50

Options:
$0.50 Options	2019			494,505	494,505	(1)	$0.50
$1.63 Options				172,418	172,418	(1)	$1.63
Unallocated Options				3,009	3,009
Total Common Share Equivalents		3,985,798		702,899	4,688,697		$0.51

Reg A+ Offering Costs via Common shares, assuming full amount is raised	2021			39,063	39,063		$2.56
Investors in Reg A+ offering, assuming full amount raised(4)	2021			1,953,125	1,953,125		$2.56

Total After Inclusion of this Offering		3,985,798		2,695,087	6,680,885		$1.11

(1)	Assumes conversion at exercise price of all outstanding warrants and options
(2)	Assumes conversion of all issued preferred shares to common stock.
(3)	Assumes full raise amount of ~$1.07million
(4)	The Company may issue up to 585,938 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company. If we issue all Bonus Shares in this offering, the effective cash price per share paid by investors in this offering would be $1.97.

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of June 30, 2020 of $57,289 which is derived from the net equity of the Company in the June 30, 2020 unaudited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $350,000 in commissions to StartEngine Primary, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $25,000 raise from this offering, a $2,500,000 raise from this offering, and a fully subscribed $5,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$0.025 Million Raise	$2.5 Million Raise		$5 Million Raise
Price per Share	$2.56	$2.56		$2.56
Shares Issued, excluding Bonus Shares (3)	9,766	976,563		1,953,125
Capital Raised	$25,000	$2,500,000		$5,000,000
Less: Offering Costs	$(45,875)	$(132,500)		$(220,000)
Net Offering Proceeds	$(20,875)	$2,367,500		$4,780,000
Net Tangible Book Value Pre-financing	$602,066 (2)	$602,066	(2)	$602,066	(2)
Net Tangible Book Value Post-financing	$581,191	$2,969,566		$5,382,066

Shares issued and outstanding pre-financing, assuming full conversion and issued stock options	4,685,688 (1)	4,685,688	(1)	4,685,688	(1)
Offering Costs via Common Stock	195	19,531		39,063
Post-Financing Shares Issued and Outstanding	4,695,649	5,681,782		6,677,876

Net tangible book value per share prior to offering	$0.128	$0.128		$0.128
Increase/(Decrease) per share attributable to new investors	$(0.005)	$0.394		$0.677
Net tangible book value per share after offering	$0.124	$0.523		$0.806
Dilution per share to new investors ($)	$2.436	$2.037		$1.754
Dilution per share to new investors (%)	95.17%	79.58%		68.52%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 32,967 outstanding stock warrants (providing proceeds of $16,483.50 to net tangible book value), and conversion of 666,923 outstanding stock options (providing proceeds of $528,293.84 to net tangible book value).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).
(3)	The Company may issue up to 585,938 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company.

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 4,641,419 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$0.025 Million Raise	$2.5 Million Raise		$5 Million Raise
Price per Share	$2.56	$2.56		$2.56
Shares Issued, excluding Bonus Shares (3)	9,766	976,563		1,953,125
Capital Raised	$25,000	$2,500,000		$5,000,000
Less: Offering Costs	$(45,875)	$(132,500)		$(220,000)
Net Offering Proceeds	$(20,875)	$2,367,500		$4,780,000
Net Tangible Book Value Pre-financing	$602,066 (2)	$602,066	(2)	$602,066	(2)
Net Tangible Book Value Post-financing	$581,191	$2,969,566		$5,382,066

Shares issued and outstanding pre-financing,assuming full conversion and authorization but unissued stock options	4,688,697 (1)	4,688,697	(1)	4,688,697	(1)
Offering Costs via Common Stock	195	19,531		39,063
Post-Financing Shares Issued and Outstanding	4,698,658	5,684,791		6,680,885

Net tangible book value per share prior to offering	$0.128	$0.128		$0.128
Increase/(Decrease) per share attributable to new investors	$(0.005)	$0.394		$0.677
Net tangible book value per share after offering	$0.124	$0.522		$0.806
Dilution per share to new investors ($)	$2.436	$2.038		$1.754
Dilution per share to new investors (%)	95.17%	79.59%		68.53%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 32,967 outstanding stock warrants (providing proceeds of $16,483.50 to net tangible book value), and conversion of 666,923 outstanding stock options (providing proceeds of $528,293.84 to net tangible book value), and conversion of authorized but unissued stock options of 3,009 shares (no adjustment for proceeds contemplated in the calculations).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).
(3)	The Company may issue up to 585,938 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company.

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis:	$0.025 Million Raise	$2.5 Million Raise	$5 Million Raise
Price per Share	$2.56	$2.56	$2.56
Shares Issued, excluding Bonus Shares (1)	9,766	976,563	1,953,125
Capital Raised	$25,000	$2,500,000	$5,000,000
Less: Offering Costs	$(45,875)	$(132,500)	$(220,000)
Net Offering Proceeds	$(20,875)	$2,367,500	$4,780,000
Net Tangible Book Value Pre-financing	$57,289	$57,289	$57,289
Net Tangible Book Value Post-financing	$36,414	$2,424,789	$4,837,289

Shares Issued and Outstanding Pre-Financing	3,985,798	3,985,798	3,985,798
Offering Costs via Common Stock	195	19,531	39,063
Post-Financing Shares Issued and Outstanding	3,995,759	4,981,892	5,977,986

Net tangible book value per share prior to offering	$0.014	$0.014	$0.014
Increase/(Decrease) per share attributable to new investors	$(0.005)	$0.472	$0.795
Net tangible book value per share after offering	$0.009	$0.487	$0.809
Dilution per share to new investors ($)	$2.551	$2.073	$1.751
Dilution per share to new investors (%)	99.64%	80.99%	68.39%

(1)	The Company may issue up to 585,938 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

10

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $5,000,000, the net proceeds of this offering would be approximately $4,605,000 after subtracting estimated offering costs of $350,000 to StartEngine Primary, LLC in commissions, and $45,000 in audit, legal, and filings fees. If Piestro successfully raises the maximum amount under this raise the Company intends to hire additional personnel in engineering and sales, spend additional on marketing to bring in more leads and customers, in addition to being able to fund a minimum viable product which can be used to begin production.

Assuming a raise of $2,500,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $2,280,000 after subtracting estimated offering costs of $175,000 to StartEngine Primary, LLC in commissions and $45,000 in audit, legal, and filings fees. In such an event, Piestro would hire a few less personnel engineering, sales, and marketing, but still be able to fund its minimum viable product and move into full production of its mower.

Assuming a raise of the minimum of $25,000, representing 0.5% of the maximum offering amount, net proceeds would be approximately -$21,750 after subtracting estimated offering costs of $1,750 to StartEngine Primary, LLC in commissions and $45,000 in audit, legal, and filings fees.

The Company does not intend to use any proceeds from this offering to pay back any outstanding promissory notes.

Please see the table below for a summary our intended use of proceeds from this offering:

	Minimum Offering		Maximum Offering
Total Raise	$25,000	$2,500,000	$5,000,000
Commissions	$875	$87,500	$175,000
Fixed Costs	$45,000	$45,000	$45,000
Net Proceeds	$(20,875)	$2,367,500	$4,780,000

Percent
Allocation	Category	%	Category	%	Category
30%	Product Development	30%	Product Development	30%	Product Development
40%	Payroll	40%	Payroll	40%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative
20%	Marketing	20%	Marketing	20%	Marketing

Because the offering is a “best efforts”, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Piestro was incorporated on December 4, 2017 when the team saw the need for an automated pizza vending machine to make and deliver fresh artisanal pizza with the press of a button. With a wealth of experience in automation and kitchen technology, the team sees an increasing demand for high-quality products and quick, convenient service in the fast food industry. Not to mention the vast and growing popularity for artisanal pizza. Traditional pizza restaurants endure low profit margin due to high labor and real estate costs, and oftentimes sacrifice food quality for quick and easy delivery. Piestro provides a robotic vending machine solution that decreases the labor and real estate costs associated with traditional pizzerias, while delivering a fast, high quality food experience to feed the needs of consumers and innovative restaurants.

The CEO, Massimo de Marco has over 30 years of experience in the food and hospitality industry. He served as a director at Wolfgang Puck Catering and owned and operated PH+E, a boutique consulting firm focusing on opening restaurants across the US, Mexico and Europe. He co-founded Kitchen United to increase automation in the food industry and provide small restaurants with access to commercial kitchen spaces. Additionally, he created culinary expansion in the food delivery realm with Kitchen United. A seventh-generation family restaurant operator from Milan, Italy, Massimo leads Piestro’s efforts in developing an authentic, easily accessed, automated pizzeria.

Piestro’s development is amplified through Wavemaker Partners and Wavemaker Labs. With over $400 million assets under management and headquarters located in Singapore and Los Angeles, Wavemaker Partners serves as a strategic lead institutional investor for Piestro. Furthermore, the team at Wavemaker Labs notably launched an AI-driven robotic kitchen assistant at Miso Robotics. Wavemaker Partners and its subsidiary Wavemaker Labs provide insights to food technology, robotic R&D, and a team of strategic and technical experts in engineering the Piestro pizzeria. The advantages of being a Wavemaker Partners company are outlined further below.

Product Overview

Piestro is building a fully-automated, fast and easily accessible pizzeria serving both direct consumers with their own Piestro Pizzerias and restaurants with white labeled pods. Currently, the team has built a semi-functional prototype that focuses on transfer mechanisms within the device along with dispensing mechanisms for the toppings. In the next iteration of the product, Piestro plans to incorporate refrigeration to keep ingredients fresh, sensors to detect capacity shortages, and a conveyor belt oven that cooks the pizza in less than 3 minutes.

Fully-Automated - Existing fast food, quick-service, and artisanal pizza restaurants operate under an environment where labor incurs a high operating cost. Piestro brings a start-to-finish automated pizza experience that decreases labor costs, which are very high in traditional brick and mortar restaurants. With a menu selection of over eight different toppings including sauce and cheese, consumers will be able to customize their pizza which will be assembled right in front of them without human interaction, and receive a fully baked and boxed pizza in less than 3 minutes.

Fast - The traditional fast food and dine in pizzeria requires an average of 20 – 30 minutes of wait time, which further increases with customization. Piestro is working towards a fast food experience that only takes 3 minutes.

Accessible - Since the Pizzeria is fully automated, it will be able to operate on a 24/7 basis. The current prototype only needs 24 square feet of real estate to operate, allowing the company to decreases real-estate costs required, when compared to traditional brick-and-mortar restaurants.  Through Piestro’s second go-to-market approach, white-labeling, The Company can empower existing pizza chains to expand their market reach at minimal cost and risk, when compared to opening new locations.

Made-to-Order - Piestro pizzerias allow customization with multiple topping choices and easy pre-ordering functionality. The touch screen pad and wireless applications enable order ahead to receive a freshly made pizza on-the-go. The features create high quality artisanal pizza with the freshest ingredients and an entertaining automated-pizzeria experience.

Market

The worldwide pizza restaurant market had a 2019 volume of $154 billion and is expected to increase to $230 by 2023. The fast food restaurant industry in the U.S. has seen a 3.8% annual growth to $293.1 billion over the five years to 2020. Pizza restaurant sales is the highest growing segment in the United States fast food industry with $46.9 billion in revenue in 2019 and a compound annual growth rate (CAGR) of 3%. According to an IBISWorld report, consumer spending is expected to increase at a rate of 1.7% annually over the five years to 2024, and the increased spending power created a demand for high-quality food products and an increase in restaurant input costs. Pizza restaurant wages as a share of revenue increased to 40.2% in 2019 with anticipated 1.1% annualized growth rate. The report further suggests consumers in the market spaces are becoming increasing conscious of food quality and the use of fresh and organic ingredients. Piestro enters into the space addressing the challenges of both increased labor costs and the demand for higher quality food production.

According to the Bureau of Labor Statistics, the Consumer Price Indices for food consumed away from home have increased 3.1% in 2019, and the number of households earning over $100,000 rises at an annualized 0.8% over the five years to 2024. The growth of wealthy households will generate higher demand for more expensive pizza restaurants and gourmet pizzas, which will help boost industry growth. Through continued trends of premiumization and menu adaptation, pizza restaurant chains will experience continued growth by targeting consumers from higher income brackets. Chains catering to lower incomes are competing in a highly saturated marketplace, thus limiting opportunity for organic growth. Piestro’s ability to provide a variety of healthy made-to-order pizza options while catering toward the fast food delivery experience enables penetration in both tires of the market.

Major players in the chained pizza restaurant market include Papa John’s, Pizza Hut Inc. and Domino’s Inc., all have recently incorporated internet-based order and delivery services and increasing health conscious menu options. Alternative players in the made-to-order pizza customizing sector include restaurants such as Blaze Pizza LLC and MOD Pizza, providing whole-wheat or gluten-free options along traditional wood fired baking methods. Piestro holds competitive advantages in both providing a made-to-order pizza with delivery services and a completely contact-free production process ensuring food safety and quality.

Manufacturing

The strategy for manufacturing will evolve with production volumes, leveraging contract manufacturers to meet initial and medium-term demand while Piestro builds and fine tunes its internal production lines to service long-term demand. In the near term, all Piestro products will be produced internally and locally in order to maintain control over quality and cost, and most importantly, to ensure there is a direct source of feedback for ongoing product improvement.

Initial pre-production volumes, roughly on the order of 10-50 units, will be produced in small batches internally and through local manufacturers for certain parts. This will allow Piestro to rapidly address any issues that may arise and help ensure a smooth ramp-up for the contract manufacturer. Once released for production, demand will be met by a combination of the output from the contract manufacturers along with our own internal production lines, the majority from the contract manufacturer at first. This will allow Piestro to focus on automation and quality programs without restricting production volumes. As production begins to scale, Piestro plans to use other manufacturing opportunities for faster production at lower costs.

Sales & Marketing

We believe our automated pizzeria will resonate with existing pizza chains and direct consumers because of its fast, easy and accessible features. We plan to hold a dual revenue stream approach by both offering white-labeled partnerships for existing pizza restaurants and Piestro branded machines for a direct to consumer model. In the later stage of the product development, we plan to enable additional features such as add-on beverage services and end-to-end delivery partnership. Because pizza has a popular demand globally, we also look to expand towards markets and franchises overseas.

For these reasons, our sales and marketing efforts are reliant upon two approaches.

(1)	Piestro must establish real-estate locations for our Piestro owned units. A partnership with a nationwide operation such as co-working spaces, theme parks, or convenience stores would accelerate this side of the business model.
(2)	Piestro must identify existing pizza restaurants, large and small, to capture as customers to white label the Piestro Pizzerias. These chains would benefit from growing their market reach without the significant costs and risks associated with opening new brick and mortar restaurants.

Competition

There are existing direct competitors in the pizza automation space including Picnic, Basil Street and Let’s Pizza. Amongst the competitors, Basil Street and Let’s Pizza have a similar start-to-finish ordering and dispensary vending machine product as Piestro, but neither of the machines allow the visionary experience for consumers to observe the whole dispensary and baking process. Picnic creates robotic pizza assembly machines that cannot accomplish the full process without human assistance. Although it is an approach toward automation, the company does not hold the same easily accessible features and direct consumer facing capabilities as Piestro.

Picnic – Picnic was incorporated in December 2016, with its product being an automated, modular assembly line to streamline pizza making in the kitchen of existing restaurants. The Picnic machine performs any number of food assembly tasks in any order, completely configurable to any restaurant's process. It uses computer vision and deep learning to ensure output to exact standards.

Basil Street – Basil Street is a direct competitor to Piestro. Its Automated Pizza Kitchens (APK) are robotic vending machines consisting of a freezer, patent pending three element non-microwave speed oven, touchscreen terminal, frozen pizzas and a dispensing tray. Cook time is about 3 minutes for a 10-inch pizza, offered with 3 choices of toppings. Unlike Piestro’s glass display of the pizza assembly and baking process, Basil Street’s product features a video display screen at the front of the machine.

Let’s Pizza – Let’s Pizza features a vending machine prototype. The machine dispenses pre-portioned and pre-packaged ingredients with automatic kneaded dough to compile the product in under 3 minutes. It takes a conventional vending machine outlook with cash dispensary and botton-press display. The company is based in Europe and first launched in 2009 with a less customizable version of their product.

Competition also exists in current regional and national pizza restaurants. The customization features, 24/7 access and low labor and real estate cost enables Piestro to generate a higher return and profit margin than comparable brick-and-mortar stores. Piestro’s ability to partner with delivery services and remote ordering feature further increase the competitiveness in both the traditional and automated pizza space.

Wavemaker Partners and Wavemaker Labs

As a Wavemaker Labs (organized as Future VC, LLC) company, Piestro has access to several valuable resources. Wavemaker is both a venture capital (“VC”) firm called Wavemaker Partners and a corporate venture studio called Wavemaker Labs under one roof, which brings value to Piestro in several ways:

Wavemaker Partners: Top-Decile Venture Capital Fund since 2003 with $400mm+ assets under management

●	Capital - Wavemaker is the lead investor of Piestro and provides valuable insights from over 16 years in the venture ecosystem that will help Piestro in current and future capital raises.

●	Customer Introductions - With an extensive network, Wavemaker is able to provide Piestro access to LPs, acquirers, international corporations and other business relationships. Furthermore, Wavemaker Partners is part of the Draper Venture Network, which has 800+ relationships in 550+ corporations around the world. Access to any one of these relationships is one email away.

●	Global Network - Wavemaker is dual headquartered in LA and Singapore, which gives Piestro the ability to scale globally with extensive connections across multiple continents.

Wavemaker Labs: Corporate Innovation Venture Studio

●	Connections - Wavemaker Labs has internal teams spanning finance, marketing, human resources, and operations that can assist Piestro in growing its business.

●	Resources - Piestro benefits from free office space, accounting, legal, and various other resources to keep the business lean during its early growth stages.

●	Product Acceleration - In-house roboticists and engineers are devoting time and energy to evaluate and build the initial software and hardware packages for Piestro.

●	Focus and Track Record - Wavemaker Labs has a history of commercializing robotics in Food and Agriculture, which provides Piestro with valuable expertise and insights at minimal to no cost.

Employees

The Company is currently led by CEO Massimo De Marco, COO Kevin Morris, and Director James Buckly Jordan. Piestro also relies on part time contractors for a variety of functions, including marketing, business development, and finance. As a part of our capital raise, we plan to initially hire a number of engineers to assist in future research and development, with the main goal of finishing our minimum viable product and preparing for production. Additional hires will include individuals in sales, marketing, and administrative roles.

The Company’s Property

The Company currently has no long-term or short-term leases and works out of the offices of Future VC, LLC dba Wavemaker Labs in Santa Monica, CA.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Fiscal Years Ended December 31, 2018 and 2019

Through fiscal years ended December 31, 2018 and 2019 the company was in an early stage of development and had not generated revenue.

The company focused the majority of this time on developing the concept for a pizza vending machine and did not commence any research & development activities until 2020. As such, most of our costs in 2018 and 2019 were solely related to general & administrative, totaling $23,537 in 2018 and $34,256 in 2019. The company did incur some sales & marketing related costs in 2019, totaling $10,045. These were primarily related to branding and marketing as we started to develop the public facing name for the brand.

Operating Results – Fiscal Years Periods Ended June 30, 2020 and 2019

Through fiscal years ended June 30, 2020 the company was in an early stage of development and had not generated revenue.

As mentioned in the section “Wavemaker Labs,” we are able to mitigate high costs associated with early hardware development because of the shared access to exceptional engineers and equipment in the Wavemaker Labs venture studio.

During the six months ended June 30, 2020, the Company focused the majority of its efforts and expenses and developing its first proof of concept prototype. As such, the Company incurred $229,044 in research and development (R&D) expenses during this time period. The Company also incurred $40,593 in general and administrative (G&A) expenses during this period, mostly related to business developing and fundraising efforts. As a comparison, the company did not generate and R&D expenses and only $34,527 in G&A expenses during the six months ended June 30, 2019, which is the year prior.

Since the end of the period covered by our audited financial statements, we expect to have increases in our legal and professional, research and development, marketing, and administrative expenses. Labor costs from full time and part time employees will also increase as we begin to ramp up prototype development efforts.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2018 and 2019

As of December 31, 2019, the Company had cash on hand of $130, compared with $0 cash on hand on December 31, 2018.

In June 2018, the company loaned $250,000 to Wavemaker Partners V, LP at a 6% compounded interest rate. This loan is due to be repaid in July 2021. Additionally, in 2019, the company borrowed a total of $4,000 from Future VC, LLC in order to fund operations. These loans are due to be repaid in July 2021 and have a 3% annual interest rate.

Liquidity and Capital Resources – Fiscal Years Periods Ended June 30, 2020 and 2019

As of June 30, 2020, the company’s cash on hand was $130 and the Company still had loan receivable of $250,000 from a related party, as well as $30,713 in interest receivable from that same related party. This is compared to a loan receivable balance of $250,000 and an interest receivable of $23,213 as of December 31, 2019 from the same related party.

On June 5th, 2020, the company began a regulation CF campaign to raise capital via StartEngine Capital at a pre-money valuation of $6,000,000. As of the date of this Offering Circular, the Company has maximized its Regulation CF campaign, having raised the full $1,070,000. Additionally, the Company raised $100,000 and issued 61,350 shares of Common Stock in an offering to accredited investors.

The company is not generating revenue and requires the continued infusion of new capital to continue business operations. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Plan of Operations

We have not yet generated any revenues and we currently have a small team of full time and part time employees and consultants that have helped us build a working prototype. If we raise the minimum amount set out in our “Use of Proceeds”, we will begin hiring more engineers to help us complete a fully working prototype and a minimal viable product and based on our projections, we estimate that within 12 months, we will be able to start production.

We believe the minimum offering amount of proceeds will satisfy our cash requirements to implement our plan of operations. If we are able to raise more than the minimum amount, we will be able to speed up production and deliver units to our corporate partners faster than 12 months. Additionally, raising more than the minimum offering will allow us to hasten development of additional features of our mower, which could result in additional revenue from our customers. If we raise the maximum amount of funds, we do not anticipate having to raise additional capital for the business. However, raising the minimum amount would likely result in us having to raise additional funds within 12 to 16 months.

Although many businesses are financially impacted by COVID-19, we believe our product will see an increase in demand due to the touchless nature of the product. However, the effects of COVID-19 are rapidly growing and remain uncertain for the foreseeable future.

Trend Information

The Company has had minimal expenses since launching in late 2017. This remains the case through June 30, 2020.

The Company had begun ramping up research and development of its prototype in early 2020, and by May 2020, had a preliminary prototype which focuses on transfer and dispensing mechanisms related to assembling pizzas. The Company expects to start production and deliver the first batch of working pods by June 2021. Prior to that date, we anticipate increased expenses associated with engineering, research and development, business development, marketing, and fundraising. Any delays in the development process can possibly have an effect on the Company’s ability to meet this deadline. These delays could be the result of inadequate financing and capital, lack of manufacturing resources, or unforeseen delays in the development process.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
James Jordan	Chairman & President	40	Indefinite, appointed December 2017
Massimo Noja de Marco	CEO	57	Indefinite, appointed May 2020
Kevin Morris	COO	38	Indefinite, appointed September 2019
Directors
James Jordan	Director	40	Indefinite, appointed December 2017

 Massimo De Marco, CEO

Massimo founded Kitchen United in 2017, a commercial kitchen service for brick & mortar and online restaurants where he also served as the CEO. He also owned and operated PH+E, a boutique consulting firm focusing on opening restaurants, hotels and bars across the US, Mexico and Europe from 2014 to 2019. Previously, he was the Vice President of Operations Hospitality at Wolfgang Puck Catering and Events, overseeing operations for all venues in southern California. Formerly, Massimo owned and operated restaurants in NYC and LA and ran the Food and Beverage Department for The Ritz Carlton in Marina Del Rey and Hillcrest Country Club in Beverly Hills. Massimo is a seventh-generation Hospitality professional in the Lake District outside of Milan, Italy, where he graduated with a degree in Hospitality Management and a Bachelors in Public Relations from IULM University in Milan. For three years he ran his family’s business composed of boutique hotels and restaurants in Italy.

Kevin Morris, COO

Kevin oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. He also serves as the CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Prior to that, Kevin was a COO/CFO of Denim.LA, Inc. (dba “DSTLD”), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Kevin was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013 to 2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. Kevin obtained an MBA from the UCLA Anderson School of Management in 2011.

James Buckly Jordan, Director & President

James has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California. Prior to that, James was Manager Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. James (“Buck”) is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Compensation of Directors and Executive Officers

Through December 31, 2020, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	Chairman and President	$0	$0	$0
Massimo Noja de Marco	CEO	$28,500	$0	$28,500
Kevin Morris	COO	$0	$0	$0

The Company hired Massimo Noja de Marco as CEO in April 2020. His equity compensation includes 247,253  shares of Common Stock of the Company granted as stock options, 164,835 of which vest over 4 years with a 1-year cliff. The remaining 82,418 have no vesting scheduling.

The Company hired Kevin Morris as COO in September of 2019. His compensation includes equity equal to 62,967 shares of Common Stock of the Company granted as stock options, which vest fully over 4 years with a 1-year cliff.

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class F Stock	James Jordan	12,500 shares held directly, and 2,373,327 shares held through Future VC, LLC.	N/A	79.52%
Class F Stock	Future VC, LLC	2,373,327 shares held directly	N/A	79.11%
Common Stock	Kevin Morris	N/A	62,967 shares held as stock options	6.39%
Common Stock	Massimo Noja De Marco	N/A	247,253 shares held as stock options	25.08%
Common Stock	All directors and officers as a group	N/A	340,220 shares held as stock options in total	34.51%
Class F Stock	All directors and officers as a group	2,385,827 Class F shares held in total	N/A	79.52%

(1) All addresses are c/o Future VC, LLC, 1438 9th Street, Santa Monica, CA 90401.

Amounts are as of November 2020. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

James Jordan owns a majority of the voting control of Future VC, LLC via his ownership of 2,373,327 shares.

Stock Incentive Plan

Effective January 31, 2020, the Company adopted its Stock Incentive Plan, with 659,340 shares of Common Stock are to be reserved for issuance under the plan. All officers and employees of the company, and certain advisors and contractors will be able to participate in the plan on equal basis.  To date, options to acquire 577,005 have been issued under the plan, which includes 164,835 issued to Massimo Noja de Marco identified above.

Interest of Management and Others in Certain Transactions

In June 2018, the Company issued a loan to Wavemaker Partners V LP, with a total principal of $250,000 with a 6% compounded per annum interest rate. Documentation of this loan is included as Exhibit 6.3 to the offering statement of which this offering circular is part. The maturity date of this loan is July 1, 2021. This loan remained unpaid as of June 30, 2020. Wavemaker Partners V LP is a partial owner in Future VC, LLP, which currently owns 79.11% of the Company’s Common Stock.

On November 1, 2018, the Company loaned $40,000 to a related party, Future VC, LLC, under a secured promissory note. The form of this note is included as Exhibit 6.2 to the offering statement of which this offering circular is part. The loan bears 3% simple interest per annum. The loan principal and interest was repaid in full on April 1, 2019. During the years ended December 31, 2019 and December 31, 2018, the Company recognized $300 and $200 in interest income, respectively.

On March 21, 2019, the Company borrowed $800 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note is payable in full on March 21, 2020, the maturity date. During the year ended December 31, 2019, the Company had recognized $1 of interest expense. This note was repaid during 2019.

On August 22, 2019, the Company borrowed $4,000 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note is payable in full on July 1, 2021, the maturity date. During the year ended December 31, 2019, the Company had recognized $46 of interest expense, all of which remains unpaid as of June 30, 2020.

In March 2020, the Company signed a Master Services Agreement (“MSA”) with Future Labs VII, Inc . ("Wavemaker Labs"), where Wavemaker Labs would provide various consulting services for the Company. The MSA is included as Exhibit 6.1 to the offering statement of which this offering circular is part. The services performed include financial, business development, product development, and engineering consulting work pursuant to specific statements of work . Future Labs VII, Inc. has common ownership with the Company via all of its Class F shareholders, including Future VC, LLC, which have the same number of Class F shares in the Company as they do in Future Labs VII, Inc. As a part of this MSA, Wavemaker Labs will invoice the Company as much as twice a month for each hour of labor exerted and all materials expenses.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 1,992,188 shares of Common Stock, plus up to 585,938 shares of Common Stock to be issued as Bonus Shares. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 10,000,000 shares of Common Stock, $0.0001 par value per share. Additionally, our authorized capital stock will consist of 5,000,000 shares of Preferred Stock, and 3,000,000 shares of Class F Stock, $0.0001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of Common Stock has the right to one vote per share of Common Stock, and be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Class F Stock and Common Stock will vote together as a single class on all matters, except as required by applicable law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Other Rights

Neither the Class F Stock nor the Common Stock is redeemable by any holder thereof.

Class F Stock

General

Our Class F Stock has been issued to founders of the Company. Under the terms of our Amended and Restated Certificate of Incorporation, we are authorized to issue up to 3,000,000 shares of our Class F Stock. As of November 2020, 3,000,000 shares have been issued. As provided by the Company’s Amended and Restated Articles of Incorporation, following the closing on a preferred equity financing, 10% (or 300,000) shares of the Company’s Class F Stock will be converted into shares of the subsequent series of preferred stock.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Election of Directors

Elections of directors do not need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Voting Rights

Each holder of the Class F is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Class F was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Class F Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Class F Stock, Common Stock, and Preferred Stock provided that in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation.

As long as any shares of Class F Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock, (i) amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock; (ii) increase or decrease the authorized number of shares of Class F Stock or Common Stock; (iii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or consent to any of the following.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Conversion Rights

Upon each equity financing ten percent (10%) of the shares of Class F Stock held by each holder of Class F Stock will automatically convert into shares of the subsequent series of preferred stock of the Corporation that is issued.

Each share of Class F Stock is convertible at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Common Stock.

Any share of Class F Stock that is sold by the holder thereof in connection with a preferred equity financing shall, subject to restrictions on the transfer of such share under the bylaws of the Corporation or applicable agreements, automatically convert into shares of the Subsequent Preferred Stock at the applicable Conversion Ratio, effective immediately upon the purchase of such share of Class F Stock by an investor in connection with such Equity Financing (whether or not such investor otherwise participates in the Equity Financing).

Provisions of Note in Our Bylaws

Under Article VII of our Bylaws, as amended, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. This provision does not apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The company is offering up to 1,953,125 shares of Common Stock on a best efforts basis, up to 585,938 shares of Common Stock as Bonus Shares, and up to 39,063 shares of Common Stock to be issued to StartEngine Primary, LLC as commission under this Offering Statement, of which this Offering Circular is part. We intend for this offering to continue until [_________], 2021, one year following qualification by the SEC, or until sooner terminated by the company .

The company has engaged StartEngine Primary, LLC ("StartEngine Primary") as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best-efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website. StartEngine Capital, LLC is providing communication services to the company through the use of its Online Platform.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per Share
Public Offering Price	$2.56
StartEngine Processing Fee	$0.09
Offering Price Per Share	$2.65
Placement Agent Commission	$0.09
Proceeds, before expenses, to us	$2.47

The company will also be required to issue to StartEngine Primary Common Stock in an amount equal to 2% of the shares sold in this Offering. Shares issued to StartEngine Primary will be subject to a lock-up provision in accordance with FINRA requirements. If we raise the maximum amount in this offering, we would issue approximately 39,063 shares to StartEngine Primary.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the company’s campaign page,
•	provide the company with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between the company and investors, which may be used at Company’s option and
•	coordinate money transfers to the company.

In addition to the commission described above, the company will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the company to StartEngine Primary will be approximately $190,000 in cash, plus 39,072 shares of Common Stock, which represents 2% of the number of shares of Common Stock sold, excluding any issued Bonus Shares.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Split Fee

In each case StartEngine Primary may charge investors a fee of 3.5%, however in the event an investor invests in excess of $20,000, such investor fee shall be limited to $700 and Company shall pay the 3.5% additional commission with respect to any amount in excess of $20,000. This fee will be refunded in the event the company does not raise any funds in this offering.

The fee shall be paid in cash upon disbursement of funds from escrow at the time of each closing. Payment will be made to StartEngine directly from the escrow account maintained for the Offering. The Company acknowledges that StartEngine is responsible for providing instructions to the escrow agent for distribution of funds held pending completion or termination of the Offering.

Per Section 1(b) of the subscription agreement, investors acknowledge that the processing fee paid to StartEngine is included in the investor’s individual investment limits in an offering under Tier 2 of Regulation A.

Bonus Shares for Certain Investors

Certain investors in this Offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 586,086 or 30% of the shares they purchase, depending upon the investment level of such investors or status as a current investor in the company. Investors that invest at least $2,000 in this offering will receive a 5% bonus. Investors that invest at least $5,000 will receive a 10% bonus. Investors that invest at least $10,000 will receive a 15% bonus. Investors that invest at least $20,000 will receive a 20% bonus.

Additionally, investors in this offering who also participated in the Company’s Regulation CF offering with StartEngine Capital, will receive Bonus Shares equal to the greater of 10% of the shares they purchase or one of the volume based tiers outlined above. The number of Bonus Shares to be issued is based on the investment in this Offering, and is not related to the amount purchased in the Regulation CF offering.

The StartEngine processing fee will be assessed on the full share price of $2.56 and not the effective, post bonus, price. No processing fee will be paid on the value of the received Bonus Shares. Investors are eligible to receive two types of bonus shares, i.e., they can receive bonus shares for both the amount invested and having been a previous investor.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Transfer Agent services (StartEngine Secure, LLC) will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Subscription Procedure

After the Commission has qualified the Offering Statement, we will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account to be set up by the Escrow Agent. Tendered funds will remain in escrow until closing has occurred. Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is $1,035.73, or 391 shares of Common Stock. This minimum investment amount includes the 3.5% fee payable to StartEngine.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The subscription procedure is summarized as follows:

1.	Go to the company’s page on www.startengine.com/piestro and click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified account;
4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

The company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company. Based on the assumed maximum amount that we might owe StartEngine Primary, we estimate the deposit hold could be for up to $289,499.99.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement, not arising under the federal securities laws, to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Proxy

The subscription agreement grants an irrevocable proxy to the company’s President to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

Future Labs VI, Inc.

d/b/a Piestro

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2019 and 2018

Future Labs VI, Inc.

To the Board of Directors of

Future Labs VI, Inc.

Santa Monica, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Future Labs VI, Inc., which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Future Labs VI, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not yet commenced planned principal operations, has not generated revenues or profits since inception, incurred net losses of $28,588 and $15,652 and had negative operating cash flows for the years ended December 31, 2019 and 2018, respectively, has an accumulated deficit of $44,240 as of December 31, 2019, and has limited available liquid assets with just $130 of cash held as of December 31, 2019. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

March 20, 2020

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Future Labs VI, Inc.

BALANCE SHEETS

As of December 31, 2019 and 2018

	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$130	$-
Loan receivable, related party	250,000	290,000
Interest receivable, related party	23,213	7,885
Total Current Assets	273,343	297,885
TOTAL ASSETS	$273,343	$297,885

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Note payable, related party	$4,000	$-
Interest payable, related party	46	-
Total Current Liabilities	4,046	-

Stockholders' Equity (Deficit):
Preferred Stock, $0.0001 par, 5,000,000 shares authorized, 0 and 0 shares issued and outstanding, as of December 31, 2019 and 2018, respectively.	-	-
Common Stock, $0.0001 par, 10,000,000 shares authorized, 3,000,000 and 3,000,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively.	300	300
Additional paid-in capital	313,237	313,237
Accumulated deficit	(44,240)	(15,652)
Total Stockholders' Equity (Deficit)	269,297	297,885

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$273,343	$297,885

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-3

Future Labs VI, Inc.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2019 and 2018

	2019	2018

Net revenues	$-	$-
Costs of net revenues	-	-
Gross profit	-	-

Operating Expenses:
General & administrative	34,256	23,537
Sales & marketing	10,045	-
Total Operating Expenses	44,301	23,537

Loss from operations	(44,301)	(23,537)

Other Income/(Expense):
Interest income	15,760	7,885
Interest expense	(47)	-
Total Other Income/(Expense)	15,713	7,885

Provision for income taxes	-	-

Net Loss	$(28,588)	$(15,652)

Weighted-average vested common shares outstanding
-Basic and Diluted	3,000,000	2,486,321
Net loss per common share
-Basic and Diluted	$(0.01)	$(0.01)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

Future Labs VI, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2019 and 2018

	Preferred Stock		Common Stock				Total
	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Stockholders' Equity (Deficit)
Balance at December 31, 2017	-	$-	626,673	$63	$313,274	$-	$313,337

Issuance of common stock	-	-	2,373,327	237	(37)	-	200
Net loss	-	-	-	-	-	(15,652)	(15,652)
Balance at December 31, 2018	-	-	3,000,000	300	313,237	(15,652)	297,885

Net loss	-	-	-	-	-	(28,588)	(28,588)
Balance at December 31, 2019	-	$-	3,000,000	$300	$313,237	$(44,240)	$269,297

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

Future Labs VI, Inc.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2019 and 2018

	2019	2018
Cash Flows From Operating Activities
Net Loss	$(28,588)	$(15,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase/(Decrease) in interest payable, related party	46
(Increase)/Decrease in interest receivable, related party	(15,328)	(7,885)
Net Cash Used In Operating Activities	(43,870)	(23,537)

Cash Flows From Investing Activities
(Issuance)/repayment of loan to related party	40,000	(290,000)
Net Cash Provided by/(Used In) Investing Activities	40,000	(290,000)

Cash Flows From Financing Activities
Loan from related party	4,000	-
Proceeds from issuance of common stock	-	200
Net Cash Provided By Financing Activities	4,000	200

Net Change In Cash	130	(313,337)

Cash at Beginning of Period	-	313,336
Cash at End of Period	$130	$-

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1	$-
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

Future Labs VI, Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years ended

NOTE 1: NATURE OF OPERATIONS

Future Labs VI, Inc. (the “Company”), doing business as Piestro, is a corporation formed on December 4, 2017 under the laws of Delaware. The Company was formed to sell automated pizza vending machines.

As of December 31, 2019, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities have consisted of formation activities, research and development, and capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2019, and 2018, the Company’s cash balances exceeded FDIC insured limits by $0 and $0, respectively.

Property and Equipment

Property and equipment are recorded at cost when purchased. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might note be recoverable. The Company capitalizes assets with a useful life greater than 1 year and whose cost is greater than $2,500. No property and equipment has been recorded through December 31, 2019.

See accompanying Independent Auditor’s Report

F-7

Future Labs VI, Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years ended

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company recognizes revenue when performance obligations have been met under the agreement terms and collection is reasonably assured. No revenue has been earned or recognized as of December 31, 2019 or 2018.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding.

As no potentially dilutive items exist as of December 31, 2019 and 2018, diluted net loss per share is the same as basic net loss per share for each year.

See accompanying Independent Auditor’s Report

F-8

Future Labs VI, Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years ended

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company had net operating loss carryforwards of $44,193 and $15,562 as of December 31, 2019 and 2018, respectively. The Company pays Federal and California income taxes, and has used an effective blended rate of 28% to derive net deferred tax assets of $12,367 and $4,380 as of December 31, 2019 and 2018, respectively, resulting from its net operating loss carryforwards and other temporary book-to-tax differences from tax basis to GAAP basis.

Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire in 2038, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. The Company used the new tax rates in calculating its 2018 and 2019 deferred tax assets.

The Company files U.S. federal and state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2019, the Company has not commenced planned principal operations and activities have consisted of those related to formation, research and development, and capital raising.

See accompanying Independent Auditor’s Report

F-9

Future Labs VI, Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years

The Company has not yet generated any revenues since inception, has sustained net losses of $28,588 and $15,652 and had negative operating cash flows during the years ended December 31, 2019 and 2018, respectively, has an accumulated deficit of $44, 240 as of December 31, 2019, and has limited available liquid assets as of December 31, 2019 with just $130 of cash available.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

NOTE 4: STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

The Company has authorized 10,000,000 shares of common stock with par value of $0.0001 per share.

In December 2017, the Company issued to its founder and outside investors a total of 626,673 shares of common stock at $0.50 per share for total proceeds of $313,337.

During March 2018, the Company issued 2,373,327 shares of common stock to its founder for total proceeds of $200. No additional compensation expense was recorded for the fair value of these shares as they were authorized for issuance upon formation in 2017 when the fair value of the Company’s stock was de minimus.

These stock issuances were conducted under terms of a shareholder agreement, which includes restrictions on transfer and a Company repurchase option if certain triggering events occur, but contains no vesting provisions.

As of December 31, 2019 and 2018, the Company had 3,000,000 and 3,000,000 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with par value of $0.0001 per share.

As of December 31, 2019 and 2018, no shares were issued and outstanding.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

See accompanying Independent Auditor’s Report

F-10

Future Labs VI, Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years ended

NOTE 5: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 6: RELATED PARTY LOAN RECEIVABLE

On June 27, 2018, the Company loaned $250,000 to a related party, Wavemaker Partners V, LP. The loan bears 6% compounded interest per annum. The loan was payable in full by October 31, 2018, however, the maturity date of the loan was extended by the parties until February 29, 2020 subsequent to December 31, 2019. During the years ended December 31, 2019 and 2018, the Company had recognized $15,460 and $7,685 in interest income, respectively, all of which has remain unpaid as of December 31, 2019.

On November 1, 2018, the Company loaned $40,000 to a related party, Future VC, LLC, under a secured promissory note. The loan bears 3% simple interest per annum. The loan principal and interest was repaid in full on April 1, 2019. During the years ended December 31, 2019 and December 31, 2018, the Company recognized $300 and $200 in interest income, respectively.

NOTE 7: RELATED PARTY NOTE PAYABLE

On March 21, 2019, the Company borrowed $800 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note is payable in full on March 21, 2020, the maturity date. During the year ended December 31, 2019, the Company had recognized $1 of interest expense. This note was repaid during 2019.

On August 22, 2019, the Company borrowed $4,000 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note is payable in full on August 22, 2020, the maturity date. During the year ended December 31, 2019, the Company had recognized $46 of interest expense, all of which remains unpaid as of December 31, 2019.

For all notes, upon the occurrence of a change of control of the noteholder, all outstanding indebtedness under these notes will become immediately due and payable upon the closing of an acquisition.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, "Revenue from Contracts with Customers" (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.

See accompanying Independent Auditor’s Report

F-11

Future Labs VI, Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years ended

In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers", which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. The Company adopted this new standard effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through March 20, 2020, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

F-12

FUTURE LABS VI, INC. d/b/a PIESTRO

FINANCIAL STATEMENTS

JUNE 30, 2020

F-13

FUTURE LABS VI, INC.

BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$130	$130
Accounts receivable	9,595	-
Loan receivable, related party	250,000	250,000
Interest receivable, related party	30,713	23,213
Prepaid expenses	12,750	-
Deferred offering costs	218,090	-
Total assets	$521,278	$273,343

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, related party	$447,133	$-
Accounts payable	12,750	-
Loan payable, related party	4,000	4,000
Interest payable, related party	106	46
Total liabilities	463,989	4,046

Commitments and contingencies (Note 10)

Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 and 0 shares issued and outstanding as of June 30, 2020 (unaudited) and December 31, 2019, respectively	-	-
Class F stock, $0.0001 par value, 3,000,000 shares authorized, 3,000,000 and 0 shares issued and outstanding as of June 30, 2020 (unaudited) and December 31, 2019, respectively	300	-
Common stock, $0.0001 par value, 10,000,000 shares authorized, 3,000,000 and 0 shares issued and outstanding as of June 30, 2020 (unaudited) and December 31, 2019, respectively	-	300
Additional paid-in capital	353,830	313,237
Accumulated deficit	(296,841)	(44,240)
Total stockholders' equity	57,289	269,297
Total liabilities and stockholders' equity	$521,278	$273,343

The accompanying notes are an integral part of these financial statements.

F-14

FUTURE LABS VI, INC.

STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,
	2020	2019
	(unaudited)
Service revenue	$-	$-

Operating expenses:
Research and development	229,044	-
General and administrative	30,998	34,257
Total operating expenses	260,041	34,257

Loss from operations	(260,041)	(34,257)

Other income (expense):
Interest income	7,500	7,500
Interest expense	(60)	-
Total other income (expense), net	7,440	7,500

Provision for income taxes	-	-
Net loss	$(252,601)	$(26,757)

Weighted average common shares outstanding - basic and diluted	1,616,667	3,000,000

Net loss per common share - basic and diluted	$(0.16)	$(0.01)

The accompanying notes are an integral part of these financial statements.

F-15

FUTURE LABS VI, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

							Additional		Total
	Preferred Stock		Class F Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances at December 31, 2018	-	-	-	-	3,000,000	$300	$313,237	$(15,652)	$297,885
Net loss	-	-	-	-	-	-	-	(26,757)	(26,757)
Balances at June 30, 2019 (unaudited)	-	$-	-	$-	3,000,000	$300	$313,237	$(42,409)	$271,128

Balances at December 31, 2019	-	-	-	-	3,000,000	$300	$313,237	$(44,240)	$269,297
Conversion of common stock to Class F stock	-	-	3,000,000	300	(3,000,000)	(300)	-	-	-
Stock-based compensation expense	-	-	-	-	-	-	40,593	-	40,593
Net loss	-	-	-	-	-	-	-	(252,601)	(252,601)
Balances at June 30, 2020 (unaudited)	-	$-	3,000,000	$300	-	$-	$353,830	$(296,841)	$57,289

The accompanying notes are an integral part of these financial statements.

F-16

FUTURE LABS VI, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2020	2019
	(unaudited)
Cash flows from operating activities:
Net loss	$(252,601)	$(26,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	40,593	-
Non-cash research and development expenses	229,044	-
Changes in operating assets and liabilities:
Accounts receivable	(9,595)	-
Interest receivable, related party	(7,500)	(7,068)
Prepaid expenses	(12,750)	-
Accounts payable	12,750	-
Interest payable, related party	60	-
Net cash used in operating activities	-	(33,825)

Cash flows from investing activities:
Repayment of loan to related party	-	40,000
Net cash used in investing activities	-	40,000

Net change in cash and cash equivalents	-	6,175
Cash and cash equivalents at beginning of period	130	-
Cash and cash equivalents at end of period	$130	$6,175

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these financial statements.

F-17

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Future Labs VI, Inc. (the “Company”), doing business as Piestro, is a corporation formed on December 4, 2017 under the laws of Delaware. The Company was formed to sell automated pizza vending machines. The Company is headquartered in Santa Monica, California.

As of June 30, 2020, the Company has not commenced planned principal operations. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $252,601 and $26,757 for the six months ended June 30, 2020 and 2019, respectively, and has incurred negative cash flows from operations for the six months ended June 30, 2020 and 2019. As of June 30, 2020, the Company had an accumulated deficit of $296,841 and limited liquid assets with $130 of cash. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2020 and the statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2020 and 2019 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the six months ended June 30, 2020 and 2019. The financial data and other information disclosed in these notes related to the six months ended June 30, 2020 and 2019 are also unaudited. The results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

F-18

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

Risks and Uncertainties

The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At June 30, 2020 and December 31, 2019, all of the Company's cash and cash equivalents were held at one accredited financial institution.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

F-19

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of June 30, 2020 and December 31, 2019, the Company had capitalized deferred offering costs of $218,090 and $0, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

F-20

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2020 and 2019, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of June 30, 2020 and 2019 are as follows:

	Six Months Ended
	June 30,
	2020	2019
	(unaudited)
Options to purchase common stock	494,505	-
Warrants	32,967	-
Total potentially dilutive shares	527,472	-

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company has is currently evaluating the impact on its financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company has adopted this standard effective January 1, 2019.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard effective January 1, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LOAN RECEIVABLE, RELATED PARTY

On June 27, 2018, the Company loaned $250,000 to a related party, Wavemaker Partners V, LP. The loan bears 6% compounded interest per annum. The loan was payable in full by October 31, 2021, however, the maturity date of the loan was extended by the parties until July 1, 2020. During both the six months ended June 30, 2020 and 2019, the Company had recognized $7,500 in interest income, all of which has remain unpaid as of June 30, 2020.

F-21

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

On November 1, 2018, the Company loaned $40,000 to a related party, Future VC, LLC, under a secured promissory note. The loan bears 3% simple interest per annum. The loan principal and interest was repaid in full on April 1, 2019.

5.	LOAN PAYABLE, RELATED PARTY

On March 21, 2019, the Company borrowed $800 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note is payable in full on March 21, 2020, the maturity date. This note was repaid during 2019.

On August 22, 2019, the Company borrowed $4,000 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note is payable in full on August 22, 2020, however, the maturity date of the loan was extended by the parties until July 1, 2021. During the six months ended June 30, 2020, the Company had recognized $60 of interest expense, all of which remains unpaid as of June 30, 2020.

For all notes, upon the occurrence of a change of control of the noteholder, all outstanding indebtedness under these notes will become immediately due and payable upon the closing of an acquisition.

6.	STOCKHOLDERS’ EQUITY

As of June 30, 2020, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue three classes of stock: Preferred Stock, Class F Stock and Common Stock. The Company is authorized to issue 5,000,000 shares of Preferred Stock. The Company is authorized to issue 3,000,000 shares of Class F Stock and 10,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. The Preferred Stock and Class F Stock are convertible into shares of common stock.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.

The holders of Class F and common stock shall have the following rights and preferences:

Voting

Each holder of common stock shall have the right to one vote per share. Each holder of Class F stock shall have the right to one vote for each share of common stock into which such Class F stock could then be directly converted (without first being converted to another series of subsequent preferred stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Class F stock and common stock shall vote together as a single class on all matters.

Dividends

The holders of Preferred Stock, Class F Stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the entire assets of the Company legally available for distribution shall be distributed among the holders of the Class F stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Class F stock into common stock).

Redemption

No class of stock shall have any redemption rights.

F-22

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

Conversion

Each share of Class F Stock shall automatically be converted into one share of common stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock. Each share of Class F Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into an equal number of shares of common stock.

In April 2020, all 3,000,000 shares of common stock outstanding were converted into 3,000,000 shares of Class F Stock. As of June 30, 2020 and December 31, 2019, there were no shares of Preferred Stock issued or outstanding.

7.	STOCK-BASED COMPENSATION

Future Labs VI, Inc 2020 Stock Plan

In April 2020, the Company has adopted the Future Labs III, Inc. 2020 Stock Plan (“2020 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2020 Plan was 659,340 shares as of June 30, 2020. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2020 Plan’s inception. As of June 30, 2020, there were 164,985 shares available for grant under the 2020 Plan. Stock options granted under the 2020 Plan typically vest over a four-year period on a monthly basis.

A summary of information related to stock options for the six months ended June 30, 2020 is as follows:

		Weighted
		Average	Intrinsic
	Options	Exercise	Value
Outstanding as of December 31, 2019	-	$-	$-
Granted	494,505	0.50
Exercised	-	-
Forfeited	-	-
Outstanding as of June 30, 2020 (unaudited)	494,505	$0.50	$-
Exercisable as of June 30, 2020 (unaudited)	157,967	$0.50

The total fair value of options granted during the six months ended June 30, 2020 was $107,593. As of June 30, 2020, the weighted average duration to expiration of outstanding options was 9.7 years. Stock-based compensation expense for stock options of $39,163 was recognized under FASB ASC 718 for the six months ended June 30, 2020. Total unrecognized compensation cost related to non-vested stock option awards amounted to $72,630 as of June 30, 2020, which will be recognized over a weighted average period of 2.7 years.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

Six Months Ended
June 30,
2020
Risk-free interest rate	1.05%
Expected term (in years)	6.08
Expected volatility	44.43%
Expected dividend yield	0%
Fair value per option	$0.22

F-23

FUTURE LABS VI, INC.

NOTES TO FINANCIAL STATEMENTS

Warrants

In January 2020, the Company granted warrants to purchase 32,967 shares of common stock with an exercise price of $0.50 per share to a related party as consideration for services. The grant-date fair value was $0.22 per share, or an aggregate fair value of $7,253. The warrants vest over a 48-month period with a 1-year cliff. As of June 30, 2020, no warrants were vested or exercisable. Stock-based compensation expense of $1,430 was recognized under ASC 718 for the six months ended June 30, 2020.

All stock-based compensation expense for stock options and warrants was classified as general and administrative expenses in the statements of operations.

8.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, stock-based compensation expense and research and development and net operating loss carryforwards. As of June 30, 2020, the Company had net deferred tax assets before valuation allowance of $133,713 due to net operating loss carryforwards.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the six months ended June 30, 2020, cumulative losses through June 30, 2020, and no history of generating taxable income. Therefore, a full valuation allowance of $133,713 was recorded. The valuation allowance increased by $121,303 during the six months ended June 30, 2020. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2020 due to the full valuation allowance on its net deferred tax assets.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

9.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 and 5 for detail on the Company’s loan receivables and loan payables with related parties, and related interest income and expense.

During the six months ended June 30, 2020, the Company incurred $218,090 in deferred offering costs in anticipation of an equity offering. The Company recorded a corresponding increase to accounts payable, related parties, as the costs were incurred to an entity with common management.

During the six months ended June 30, 2020, the Company incurred $229,004 in research and development costs for product development. The Company recorded a corresponding increase to accounts payable, related parties, as the costs were incurred to an entity with common management.

10. COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

11. SUBSEQUENT EVENTS

Through September 2020, the Company completed a Regulation CF offering and issued 700,708 shares of common stock for gross proceeds of $1,070,000.

In September 2020, the Company granted 172,418 options to purchase common stock with an exercise price of $1.63 per share. Additionally, in 2020, the Company raised $100,000 and issued 61350 shares of Common Stock via rule 506c of Regulation D.

Management has evaluated subsequent events through October 14, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-24

Exhibits

1.1 Posting Agreement with Start Engine Primary

2.1 Amended and Restated Certificate of Incorporation

2.2 Amended and Restated Bylaws

4.1 Form of Subscription agreement

6.1 Master Services Agreement between Wavemaker Labs and Future Labs VI

6.2  Form of Secured Promissory Note between Future VC, LLC and Future Labs VI

6.3 Loan Agreement between Wavemaker Partners V, LP and Future Labs VI

6.4 Stock Option Agreement with Massimo de Marco

8.1 Escrow agreement with Prime Trust, LLC Company

11.1 Consent of Independent Auditor

12.1 Opinion of counsel as to the legality of the securities

13.1 Testing the Waters Materials

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on, January 20, 2021.

Future Labs VI, Inc. (DBA Piestro)

By	/s/ James Buck Jordan
James Buck Jordan, Director
Future Labs VI, Inc. (DBA Piestro)
Date: January 20, 2021

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Massimo Noja de Marco
Massimo Noja de Marco, Chief Executive Officer
Future Labs VI, Inc. (DBA Piestro)
Date: January 20, 2021

By	/s/ Kevin Morris
Kevin Morris, Chief Operating Officer, Principal Financial Officer, Principal Accounting Officer
Future Labs VI, Inc. (DBA Piestro)
Date: January 20, 2021

By	/s/ James Buck Jordan
James Buck Jordan, Director
Future Labs VI, Inc. (DBA Piestro)
Date: January 20, 2021